Exhibit 4.2

SIERRA METALS INC.

Consolidated Financial Statements

Years ended December 31, 2016 and 2015

March 28, 2017

Management’s Responsibility for Financial Reporting

Management is responsible for the preparation of the consolidated financial statements. The consolidated financial statements were prepared in accordance with International Financing Reporting Standards (“IFRS”) and reflect management’s best estimates and judgments based on information currently available.

Management maintains accounting systems and internal controls to produce reliable consolidated financial statements and provide reasonable assurance that assets are properly safeguarded.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP Chartered Accountants and their report outlines the scope of their examination and gives their opinion on the consolidated financial statements.

The Board of Directors of the Company is responsible for ensuring that Management fulfills its responsibilities for financial reporting. The Board of Directors carries out this responsibility through its Audit Committee, which is composed of three members. The committee meets various times during the year and at least once per year with the external auditors, with and without Management being present, to review the consolidated financial statements and to discuss audit and internal control related matters.

The Board of Directors approved the Company’s audited consolidated financial statements.

“Mark Brennan”	“Ed Guimaraes”
Mark Brennan	Ed Guimaraes
President and Chief Executive Officer	Chief Financial Officer

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Independent Auditor’s Report

To the Shareholders of Sierra Metals Inc.

We have audited the accompanying consolidated financial statements of Sierra Metals Inc., and its subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2016 and December 31, 2015 and the consolidated statements of income (loss), comprehensive income (loss), changes in equity and cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (IASB), and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Sierra Metals Inc. and its subsidiaries as at December 31, 2016 and December 31, 2015 and their financial performance and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the IASB.

signed “PricewaterhouseCoopers LLP”

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario

March 28, 2017

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Sierra Metals Inc.

Consolidated Statements of Financial Position

December 31, 2016 and 2015

(In thousands of United States dollars)

		December 31, 2016	December 31, 2015
	Note	$	$
ASSETS

Current assets:
Cash and cash equivalents		42,145	25,102
Trade and other receivables	5	17,854	14,720
Income tax receivable		281	5,060
Prepaid expenses		873	1,082
Inventories	6	21,309	16,435

		82,462	62,399

Non-current assets:
Property, plant and equipment	7	281,828	301,826
Other assets		234	234
Deferred income tax	10	288	4,066

Total assets		364,812	368,525

LIABILITIES

Current liabilities:
Accounts payable and accrued liabilities	9	29,828	26,165
Income taxes payable		2,357	430
Deferred revenue	12	4,904	—
Loans payable	11	29,378	17,516
Decommissioning liability	13	1,910	1,879
Other liabilities		4,509	2,828

		72,886	48,818

Non-current liabilities:
Loans payable	11	49,304	58,570
Deferred income tax	10	43,569	50,147
Decommissioning liability	13	11,942	12,098
Other liabilities	14	1,149	1,318

Total liabilities		178,850	170,951

EQUITY
Share capital	15	228,326	227,969
Accumulated deficit		(80,775)	(68,511)
Other reserves		12,717	11,471

Equity attributable to owners of the Company		160,268	170,929

Non-controlling interest	16	25,694	26,645

Total equity		185,962	197,574

Total liabilities and equity		364,812	368,525

Contingencies (note 25), Subsequent events (note 26)

Approved on behalf of the Board and authorized for issue on March 28, 2017:

“Alberto Arias”	“Doug Cater”
Alberto Arias	Doug Cater
Chairman of the Board	Chairman Audit Committee

The accompanying notes are an integral part of the consolidated financial statements.

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Sierra Metals Inc.

Consolidated Statements of Income (Loss)

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, except per share amounts)

		2016	2015
	Note	$	$
Revenue		143,180	134,052

Cost of sales
Mining costs	17	(81,832)	(79,988)
Depletion, depreciation and amortization	17	(44,568)	(46,733)

		(126,400)	(126,721)

Gross profit (loss) from mining operations		16,780	7,331

General and administrative expenses	17	(14,869)	(13,903)
Selling expenses		(6,965)	(7,312)
Exploration and evaluation expenditures		(1,103)	(2,004)
Other operating expenses		—	(588)
Impairment charge	8	—	(19,000)

Income (loss) from operations		(6,157)	(35,476)

Other income	18	1,574	603
Foreign currency exchange gain		1,295	1,513
Interest expense and other finance costs	19	(3,676)	(4,776)

Income (loss) before income taxes		(6,964)	(38,136)

Income tax (expense) recovery:
Current tax expense	10	(9,629)	(6,841)
Deferred tax recovery	10	3,872	9,664

		(5,757)	2,823

Net income (loss)		(12,721)	(35,313)

Net income (loss) attributable to:
Shareholders of the Company		(12,265)	(33,302)
Non-controlling interests		(456)	(2,011)

		(12,721)	(35,313)

Weighted average shares outstanding (000s)
Basic		161,908	161,013
Diluted		161,908	161,013

Basic earnings (loss) per share		(0.08)	(0.21)
Diluted earnings (loss) per share		(0.08)	(0.21)

The accompanying notes are an integral part of the consolidated financial statements.

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Sierra Metals Inc.

Consolidated Statements of Comprehensive Income (Loss)

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars)

	2016	2015
	$	$
Net income (loss)	(12,721)	(35,313)

Other comprehensive income (loss)
Items that may be subsequently classified to net income (loss):
Currency translation adjustments on foreign operations	785	(2,035)

Total comprehensive income (loss)	(11,936)	(37,348)

Total comprehensive income (loss) attributable to shareholders	(11,480)	(35,337)
Non-controlling interests	(456)	(2,011)

Total comprehensive income (loss) attributable to shareholders	(11,936)	(37,348)

The accompanying notes are an integral part of the consolidated financial statements.

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Sierra Metals Inc.

Consolidated Statements of Changes in Equity

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars)

	Common Shares		Other reserves	Retained earnings (accumulated deficit)	Total attributable to shareholders	Non-controlling Interest	Total shareholders’ equity
	Shares	Amounts
		$	$	$	$	$	$
Balance at January 1, 2016	161,746,240	227,969	11,471	(68,511)	170,929	26,645	197,574

Exercise of RSUs	327,053	357	(357)	—	—	—	—
Share-based compensation expense	—	—	819	—	819	—	819
Dividends paid to non-controlling interest	—	—	—	—	—	(495)	(495)
Total comprehensive loss	—	—	785	(12,265)	(11,480)	(456)	(11,936)

Balance at December 31, 2016	162,073,293	228,326	12,718	(80,776)	160,268	25,694	185,962

	Common Shares		Other reserves	Retained earnings (accumulated deficit)	Total attributable to shareholders	Non-controlling Interest	Total shareholders’ equity
	Shares	Amounts
		$	$	$	$	$	$
Balance at January 1, 2015	160,015,045	225,963	14,195	(35,209)	204,949	29,544	234,493

Exercise of RSUs	1,731,195	2,006	(2,006)	—	—	—	—
Share-based compensation expense	—	—	1,317	—	1,317	—	1,317
Dividends paid to non-controlling interest	—	—	—	—	—	(888)	(888)
Total comprehensive loss	—	—	(2,035)	(33,302)	(35,337)	(2,011)	(37,348)

Balance at December 31, 2015	161,746,240	227,969	11,471	(68,511)	170,929	26,645	197,574

The accompanying notes are an integral part of the consolidated financial statements.

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Sierra Metals Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars)

		2016	2015
	Note	$	$
Cash flows from operating activities
Net income (loss) from operations		(12,721)	(35,313)
Adjustments for:
Items not affecting cash:
Depletion, depreciation and amortization		45,711	46,840
Share-based compensation		819	1,317
Impairment charge	8	—	19,000
Loss on sale of supplies		—	11
Interest expense and other finance costs		3,676	4,776
Current income tax expense		9,629	6,841
Deferred income tax recovery		(3,872)	(9,664)
Unrealized foreign currency exchange gain (loss)		1,061	(1,333)

Operating cash flows before movements in working capital		44,303	32,475
Net changes in non-cash working capital items	24	(1,523)	10,417
Cash received from deferred revenue	12	4,904	—
Decomissioning liabilities settled	13	(468)	(434)
Income taxes paid		(3,576)	(11,151)

Cash generated from operating activities		43,640	31,307

Cash flows from investing activities
Capital expenditures		(25,352)	(37,601)

Cash used in investing activities		(25,352)	(37,601)

Cash flows from (used in) financing activities
Proceeds from issuance of notes payable	11	3,750	—
Proceeds from issuance of loans and credit facilities	11	20,000	18,995
Repayment of loans and credit facilities	11	(20,545)	(23,864)
Loans interest paid	11	(3,674)	(3,417)
Dividends paid to non-controlling interest		(495)	(888)

Cash from (used in) financing activities		(964)	(9,174)

Effect of foreign exchange rate changes on cash and cash equivalents		(281)	(703)

Increase (decrease) in cash and cash equivalents		17,043	(16,171)
Cash and cash equivalents, beginning of period		25,102	41,273

Cash and cash equivalents, end of period		42,145	25,102

Supplemental cash flow information	24

The accompanying notes are an integral part of these consolidated financial statements.

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

1	Description of business and nature of operations

Sierra Metals Inc. (“Sierra Metals” or the “Company”) was incorporated under the Canada Business Corporations Act on April 11, 1996, and is a Canadian and Peruvian listed mining company focused on the production, exploration and development of precious and base metals in Peru and Mexico. The Company’s key priorities are to generate strong cash flows and to maximize shareholder value.

The Company’s shares are listed on the TSX and the Bolsa de Valores de Lima (“BVL”) and its registered office is 79 Wellington St W, Suite 2100, Toronto, Ontario, M5K 1H1, Canada.

The Company owns an 81.84% interest in the polymetallic Yauricocha Mine in Peru and a 100% interest in the Bolivar and Cusi Mines in Mexico. In addition to its producing mines, the Company also owns various exploration projects in Mexico and Peru.

2	Significant accounting policies

The significant accounting policies used in the preparation of these condensed interim consolidated financial statements are as follows:

(a)	Basis of preparation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”). The financial statements were approved by the Board of Directors on March 28, 2017.

(b)	Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries, which are entities controlled by the Company. Control exists when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are consolidated from the date that control commences until the date that control ceases.

Non-controlling interests represent equity interests in subsidiaries owned by outside parties. Changes in the parent company’s ownership interest in subsidiaries that do not result in a loss of control are accounted for as equity transactions.

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

2	Significant accounting policies (continued)

The principal subsidiaries of the Company and their geographical locations as at December 31, 2016 are as follows:

Name of the subsidiary	Ownership interest	Location
Dia Bras EXMIN Resources Inc.	100%	Canada
Plexmar Resources Inc.	100%	Canada
Sociedad Minera Corona, S. A. (“Corona”) [1]	81.84%	Perú
Dia Bras Peru, S. A. C. (“Dia Bras Peru”) [1]	100%	Perú
Sociedad Minera San Miguelito, S. A. C.	100%	Perú
Dia Bras Mexicana, S. A. de C. V. (“Dia Bras Mexicana”)	100%	México
Servicios de Minería de la Sierra, S. A. de C. V.	100%	México
Bolívar Administradores, S. A. de C. V.	100%	México
Exploraciones Mineras Dia Bras, S. A. de C. V.	100%	México
EXMIN, S. A. de C. V.	100%	México

1The Company, through its wholly owned subsidiary Dia Bras Peru, holds an 81.84% interest in Corona, which represents 92.33% of the voting shares. The Company consolidates Corona’s financial results and records a noncontrolling interest for the 18.16% that it does not own.

(c)	Foreign currency translation

(i)	Functional currency

Items included in the financial statements of each of the Company’s subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”).

The functional currency of Sierra Metals Inc., the parent entity, is the Canadian dollar (“C$”). The functional currency of the Mexican and Peruvian subsidiaries is the United States dollar.

(ii)	Presentation currency

The financial statements of entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows: assets and liabilities – at the closing rate at the date of the statement of financial position, income and expenses – at the average rate of the period (as this is considered a reasonable approximation of the actual rates prevailing at the transaction dates). All resulting differences are recognized in other comprehensive income as cumulative translation adjustments.

(iii)	Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation at exchange rates of monetary assets and liabilities denominated in currencies other than an entities’ functional currency are recognized in the consolidated statement of loss.

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

2	Significant accounting policies (continued)

(d)	Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held with banks, and other short-term highly liquid investments with original maturities of three months or less.

(e)	Financial Instruments

(i)	Initial measurement

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.

(ii)	Classification and subsequent measurement

Subsequent measurement of financial assets and liabilities depends on the classification of such as assets and liabilities:

•

Classified at Fair Value Through Profit or Loss (“FVTPL”): A financial asset or liability is measured at fair value with changes in fair values recognized in the consolidated statement of income (loss) in the period in which they arise. A financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short term. Transaction costs directly attributable to financial assets and liabilities classified as at FVTPL are expensed in the period in which they are incurred. Generally, the Company does not acquire financial assets for the purpose of selling in the short term. Derivatives are also included in this category unless they are designated as hedges. When the Company enters into derivative contracts these are designed to reduce the Company’s risk exposure related to assets, liabilities or anticipated transactions.

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to their host contracts. Commodity-based embedded derivatives resulting from provisional sales prices of metals in concentrate are recognised in revenue as described in note 2(l).

•

Loans and receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are initially recognized at the amount expected to be received less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest rate method less any provision for impairment.

The effective interest rate method is a method of calculating the amortized cost of a financial asset or financial liability and of allocating the interest income or interest expense over the term of the financial asset or financial liability, respectively. The interest rate used in the calculation, is the rate that exactly discounts estimated future cash receipts or payments throughout the term of the financial instrument to the net carrying amount of the financial asset or liability.

•

Other financial liabilities: other financial liabilities are initially measured at fair value net of transaction costs incurred and are subsequently stated at amortised cost using the effective interest rate method.

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

2	Significant accounting policies (continued)

(iii)	Impairment of financial assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset (other than a financial asset classified as FVTPL) is impaired. A financial asset is impaired and impairment losses are recognized when there is objective evidence of impairment as a result of one or more events that have occurred after initial recognition of the asset and these have a negative impact on the estimated future cash flows of the financial asset, which can be reliably estimated. An impairment loss is recognized in net income (loss) for the period measured as the difference between the financial assets’ carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s effective interest rate at initial recognition.

Impairment losses on financial assets carried at amortized cost can be reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized.

(f)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker is responsible for allocating resources and assessing performance of the operating segments and has been identified as the President and Chief Executive Officer of the Company.

(g)	Inventories

Inventories consist of concentrates, ore stockpiles, supplies and spare parts. Concentrates include stockpiled concentrates at milling operations or at warehouses. Stockpiled ore is comprised of in-process mineralized material awaiting processing at milling facilities and materials for use in milling operations. Concentrates and stockpiled ore are valued at the lower of average production cost and net realizable value (“NRV”). Concentrates and stockpiled ore inventory costs include all direct costs incurred in production including direct labor and materials, freight and amortization, and directly attributable overhead costs. NRV is calculated as the estimated price at the time of sale based on prevailing metal market prices less estimated future costs to convert the inventories into saleable form and estimated costs to sell. If the carrying value of inventory exceeds NRV, a write-down is recognized as production costs of sales in the consolidated statement of income (loss). If there is a subsequent increase in the value of the inventory, the previous write-downs to NRV are reversed up to cost to the extent that the related inventory has not been sold.

The supplies and spare parts inventories will be used for exploration and production and are valued at the lower of average cost and net realizable value. Cost includes acquisition, freight and other directly attributable costs.

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

2	Significant accounting policies (continued)

(h)	Exploration and evaluation expenditure

Exploration and evaluation expenditure comprises costs that are directly attributable to:

•	Researching and analysing existing exploration data;

•	Conducting geological studies, exploratory drilling and sampling;

•	Examining and testing extraction and treatment methods; and /or

•	Compiling pre-feasibility and feasibility studies

Exploration expenditures are costs incurred in the search for resources suitable for commercial exploitation and these costs are expensed in the period incurred. Evaluation expenditures are costs incurred in determining the technical feasibility and commercial viability of a mineral resource. Evaluation expenditures are capitalized when there is a high degree of confidence in the project’s viability and thus it is probable that future economic benefits will flow to the Company. Any items of property, plant and equipment used for exploration and evaluation are capitalised within property, plant and equipment. Capitalized evaluation expenditures are considered to be tangible assets as they form part of the underlying mineral property and are recorded within property, plant and equipment – exploration and evaluation expenditures.

(i)	Property, plant and equipment

Property, plant and equipment is stated at cost, less accumulated depreciation and impairment losses. The cost of an item of property, plant and equipment comprises its purchase price, any costs directly attributable to bringing the assets to the location and condition necessary for it to be capable of operating in the manner intended by management and the estimated close down and restoration costs associated with the asset, and for qualifying assets, the associated borrowing costs. Once a mining project has been established as commercially viable, expenditure other than on land, buildings, plant and equipment is capitalized under ‘Mining properties’ together with any amount capitalized relating to that mining project from ‘Exploration and evaluation’.

Where an item of property, plant and equipment is comprised of major components with different useful lives, the components are accounted for as separate items of property, plant and equipment and depreciated over their estimated useful lives.

Costs associated with commissioning new assets, in the period before they are capable of operating in the manner intended by management, are capitalized. Revenue generated during the development stage from the sale of concentrate and related costs can be deducted from capitalized costs only if the production of the saleable material is directly attributable to bringing the asset to the condition necessary for it to be capable of operating in the manner intended by management.

Development costs incurred after the commencement of production are capitalised to the extent they are expected to give rise to future economic benefits and these costs can be measured reliably. Repairs and maintenance costs are charged to the consolidated statement of income (loss) during the period in which they are incurred.

Property, plant and equipment is depreciated over its useful life, or over the remaining life of the mine if shorter. Depreciation commences when the asset is available for use. Land is not depreciated. The major categories of property, plant and equipment are depreciated on a straight line basis using the following average estimated useful lives below:

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

2	Significant accounting policies (continued)

Useful lives	Years
Vehicles, furniture and other assets	3 to10
Machinery and equipment	5 to 20
Bulidings and other constructions	5 to 50

Mineral properties are depleted over the life of the mine using the units of production method. In applying the units of production method, depletion is normally calculated using the quantity of material to be extracted in current and future periods based on proven and probable reserves or measured and indicated resources. Such non-reserve material may be included in depletion calculations in limited circumstances and where there is a high degree of confidence in its economic extraction.

The Company conducts an annual review of residual values, useful lives, depletion and depreciation methods used for property, plant and equipment. Changes to estimated residual values or useful lives are accounted for prospectively.

(j)	Impairment of non-financial assets

Property, plant and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is assessed at the level of cash generating units (‘CGUs’). The recoverable amount is the higher of an asset’s fair value less costs to sell or value in use.

Fair value less costs to sell is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction. The best evidence of fair value is the value obtained from an active market or binding sales agreement. Where this information is not available, fair value can be estimated as the present value of future cash flows expected to be realized from the continued use of the asset including expansion projects. Value in use is determined as the present value of expected future cash flows to be realized from the continued use of the asset in its present condition and from its ultimate disposal.

Non-financial assets that have suffered impairment are tested for possible reversal of the impairment whenever events or changes in circumstances indicate that the impairment may have reversed.

(k)	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets are capitalized and included in the carrying amounts of those assets until they are ready for their intended use. All other borrowing costs are recognized as an expense in the period incurred.

(l)	Revenue recognition

Revenue from the sale of concentrates is recognized when the significant risks and rewards of ownership have been transferred to the customer; the sales price and costs can be measured reliably, the Company has no significant continuing involvement and it is probable that the economic benefits will flow to the Company. The risks and rewards of ownership are transferred when title and insurance risk have passed to the customer and the concentrate has been delivered to a contractually agreed location.

Revenue from the sale of concentrate is recorded net of charges for shipping, refining and smelting. Revenue from the sale of material by-products is included within revenue.

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

2	Significant accounting policies (continued)

Revenues from metal concentrates are provisionally priced based upon provisional assays and quoted metal prices. Revenues are recorded at the time title passes to the buyer. The Company records adjustments to revenues at each reporting period based on the quoted forward prices for the expected settlement period. Accordingly, the value of the concentrate receivable changes as the underlying commodity prices change. This pricing mechanism gives rise to an embedded derivative in accounts receivable that is recognized at fair value with changes in value recorded in revenue. Adjustments for weights and assays are recorded when results are determinable or on final settlement.

(m)	Deferred revenue

The Company recognizes deferred revenue on the statement of financial position when it has received cash in return for an obligation to deliver concentrate in a future reporting period. As product is delivered under such an agreement, the deferred revenue balance is reduced as revenue is recognized on the statement of income.

(n)	Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issuance of the shares are recognized as a deduction from equity.

(o)	Share-based payments

The fair value of the estimated number of stock options and restricted share units (“RSUs”) awarded to employees, officers and directors that will eventually vest, determined as of the date of grant, is recognized as share-based compensation expense over the vesting period of the stock options and RSUs, with a corresponding increase to equity. The fair value of each tranche is determined using the Black-Scholes option pricing model with market related inputs as of the date of grant. The fair value of RSUs is the market value of the underlying shares as of the date of grant. The number of awards expected to vest is reviewed at least annually, with any change in the estimate recognized immediately in stock based compensation expense with a corresponding adjustment to equity.

(p)	Share repurchases

The Company deducts from contributed surplus any excess of consideration paid over book value where the Company has repurchased any of its own common shares. Book value is calculated as the weighted average price of the shares issued and outstanding prior to the cancellation date.

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

2	Significant accounting policies (continued)

(q)	Earnings (loss) per share

Basic earnings (loss) per share (“EPS”) is calculated by dividing the net income (loss) for the period attributable to the shareholders of the Company by the weighted average number of common shares outstanding during the period.

Diluted EPS is calculated by adjusting the weighted average number of common shares outstanding for dilutive instruments. The number of shares included with respect to options, warrants and similar instruments is computed using the treasury stock method. The Company’s potentially dilutive common shares comprise stock options granted to employees. In periods of loss, basic and diluted EPS are the same, as the effect of dilutive instruments is anti-dilutive.

(r)	Income taxes

Tax expense comprises current and deferred income and resource taxes. Current income, deferred income and resources taxes are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that the parent is able to control the timing of the reversal of the temporary difference and it is probable that they will not reverse in the foreseeable future. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(s)	Decommissioning and restoration liabilities

Decommissioning and restoration costs include the dismantling and demolition of infrastructure, the removal of residual materials and the remediation of disturbed areas. These costs are a normal consequence of mining activity and the majority of these expenditures are expected to be incurred at the end of the life of mine. Estimated decommissioning and restoration costs are provided in the accounting period when the obligation arising from the related disturbance occurs, based on the net present value of the estimated future costs discounted using the credit adjusted risk free rate. This provision is adjusted in each reporting period to reflect known developments, e.g. revisions to costs estimates and the timing of cash out flows.

16  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

2	Significant accounting policies (continued)

The initial decommissioning and restoration provision together with other movements resulting from changes in estimated cash flows or the credit adjusted risk free rates is capitalized within property, plant and equipment and amortized over the life of the asset to which it relates except where it relates to a closed mine where the expenses are recognized in the statement of loss. Provision is made for the estimated present value of costs of environmental clean-up obligations outstanding as at the date of the statement of financial position, and these costs are charged to the income statement as an operating cost.

The amortization or unwinding of the discount applied in establishing the net present value of provision is accreted to the income statement in each accounting period with each interest charge included as a financing cost rather than as an operating cost.

3	Significant accounting estimates and judgments

In the application of the Company’s accounting policies, which are described in note 2, management is required to make judgements, estimates and assumptions about the effects of uncertain future events on the carrying amounts of assets and liabilities. The estimates and associated assumptions are based on management’s best knowledge of the relevant facts and circumstances and historical experience. Actual results may differ from these estimates, potentially having a material future effect on the Company’s consolidated financial statements. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the significant judgements that management has made in the process of applying the Company’s accounting policies and that have the most significant effect on the amounts recognised in the consolidated financial statements:

(a)	Impairment review of asset carrying values

In accordance with the Company’s accounting policy (note 2(j)), at every reporting period, the Company assesses whether there are any indicators that the carrying value of its assets or Cash Generating Units (“CGUs”) may be impaired, which is a significant management judgment. Where there is an indication that the carrying amount of an asset may not be recoverable, the Company prepares a formal estimate of the recoverable amount by analyzing discounted cash flows. The resulting valuations are particularly sensitive to changes in estimates such as long term commodity prices, exchange rates, sales volume, operating costs, and discount rates. In the event of impairment, if there is a subsequent adverse change in any of the assumptions or estimates used in the discounted cash flow model, this could result in a further impairment of the asset. Also, in accordance with the Company’s accounting policy (note 2(h)), the Company capitalizes evaluation expenditures when there is a high degree of confidence that these costs are recoverable and have a probable future benefit. As at December 31, 2015, management assessed its exploration and evaluation expenditures for impairment and recognized an impairment charge of $19,000 (note 8) related to its Cusi Mine. As at December 31, 2016 the Company assessed the carrying value of its long-lived assets and exploration and evaluation expenditures and determined that no impairment was required.

17  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

3	Significant accounting estimates and judgments (continued)

(b)	Mineral reserves and resources

The Company estimates mineral reserves and resources based on information prepared by qualified persons as defined in accordance with the Canadian Securities Administrators’ National Instrument (“NI”) 43-101. These estimates form the basis of the Company’s life of mine (“LOM”) plans, which are used for a number of important and significant accounting purposes, including: the calculation of depletion expense and impairment charges, forecasting the timing of the payment of decommissioning costs and future taxes. There are significant uncertainties inherent in the estimation of mineral reserves and the assumptions used, including commodity prices, production costs, recovery rates and exchange rates. These assumptions may change significantly when new information becomes available and could result in mineral reserves being revised, which in turn would impact depletion expense, asset carrying values and the provision for decommissioning costs.

(c)	Deferred tax assets and liabilities

The Company’s management makes significant estimates and judgments in determining the Company’s tax expense for the period and the deferred tax assets and liabilities. Management interprets tax legislation in a variety of jurisdictions and makes estimates of the expected timing of the reversal of deferred tax assets and liabilities. In addition, management makes estimates related to expectations of future taxable income based on cash flows from operations and the application of existing tax laws in each jurisdiction. Assumptions used in the cash flow forecast are based on management’s estimates of future production and sales volume, commodity prices, operating costs, capital expenditures, dividends, and decommissioning and reclamation expenditures. These estimates are subject to risk and uncertainty and could result in an adjustment to the deferred tax provision and a corresponding credit or charge to the statement of loss. The Company is subject to assessments by various tax authorities who may interpret the tax laws differently. These differences may impact the final amount or the timing of the payment of taxes. The Company provides for such differences where known based on management’s best estimates of the probable outcome of these matters.

(d)	Decommissioning and restoration liabilities costs

The Company’s provision for decommissioning and restoration costs is based on management’s best estimate of the present value of the future cash outflows required to settle the liability. In determining the liability, management makes estimates about the future costs, inflation, foreign exchange rates, risks associated with the cash flows, and the applicable risk-free interest rates for discounting future cash flows. Changes in any of these estimates could result in a change in the provision recognized by the Company. Also, the ultimate costs of environmental disturbance are uncertain and cost estimates can vary in response to many factors including changes to the relevant legal requirements, the emergence of new restoration techniques or experience at other mine sites.

Changes in decommissioning and restoration liabilities are recorded with a corresponding change to the carrying amounts of the assets to which they relate. Adjustments made to the carrying amounts of the asset can result in a change to the depreciation charged in the consolidated statement of loss.

(e)	Functional currency

The functional currency for each of the Company’s subsidiaries is the currency of the primary economic environment in which the entity operates. The Company has determined that the functional currency of each entity is the U.S. dollar. Determination of functional currency may involve certain judgements to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment.

18  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

4	Adoption of new accounting standards and future accounting changes

Future accounting changes

The following standards and amendments to existing standards have been published and are mandatory for annual periods beginning January 1, 2018, or later periods:

IFRS 9, Financial Instruments: Recognition and measurement (“IFRS 9”)

The IASB issued its completed version of IFRS 9, Financial Instruments (“IFRS 9”) in July 2014. The completed standard provides revised guidance on the recognition and measurement of financial assets and liabilities. It also introduces a new expected credit loss model for calculating impairment for financial assets and liabilities. The new hedging guidance that was issued in November 2013 is incorporated into this new final standard.

This final version of IFRS 9 will be effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. The Company is currently evaluating the extent of the impact of the adoption of this standard.

IFRS 15, Revenue from Contracts with Customers (“IFRS 15”)

IFRS 15, was issued in May 2014, which covers principles for reporting the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. IFRS 15 is effective for annual periods beginning on or after January 1, 2018. The Company has not yet determined the potential impact of adopting this standard on its consolidated financial statements.

IFRS 16, Leases (“IFRS 16”)

In January 2016, the IASB issued this standard which is effective for periods beginning on or after January 1, 2019, which replaces the current guidance in IAS 17, Leases, and is to be applied either retrospectively or a modified retrospective approach. Early adoption is permitted, but only in conjunction with IFRS 15, Revenue from Contracts with Customers. Under IAS 17, lessees were required to make a distinction between a finance lease (on balance sheet) and an operating lease (off balance sheet). IFRS 16 now requires lessees to recognize a lease liability reflective of future lease payments and a “right-of-use asset” for virtually all lease contracts. The Company has not yet determined the effect of adoption of IFRS 16 on its consolidated financial statements.

Amendments to IAS 7, Statements of Cash Flows (“IAS 7”)

The amendments require disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flow and non-cash changes. The amendments apply prospectively for annual periods beginning on or after January 1, 2017, with earlier application permitted. The Company intends to adopt the amendments to IAS 7 in its financial statements for the annual period beginning on January 1, 2017. The Company is in the process of determining the impact of the amendments to IAS 7 on its consolidated financial statements.

19  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

5	Trade and other receivables

	December 31, 2016 $	December 31, 2015 $
Trade receivables	12,840	8,562
Sales tax receivables	4,617	5,936
Other receivables	397	222

	17,854	14,720

6	Inventories

	December 31, 2016 $	December 31, 2015 $
Stockpiles	1,585	2,870
Concentrates	6,647	3,631
Supplies and spare parts	13,077	9,934

	21,309	16,435

Cost of sales are comprised of production costs of sales and depletion, depreciation and amortization, and represent the cost of inventories recognized as an expense for the years ended December 31, 2016 and 2015 of $126,400 and $126,721, respectively. Supplies and spare parts inventory as at December 31, 2016 is stated net of a provision of $1,384 (2015 – $1,224) to write inventories down due to obsolescence. Supplies and spare parts inventory held at NRV at December 31, 2016 was $6,561 (2015 – $5,134). During the year ended December 31, 2016, the Company wrote down stockpile and concentrate inventory to its NRV, recording a charge of $1,365 (2015- $1,088). Stockpile and concentrate inventory held at NRV as at December 31, 2016 was $375 (2015 – $212).

20  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

7	Property, plant and equipment

				Exploration and
	Plant and	Mining	Assets under	evaluation
Cost	equipment	properties	construction	expenditure	Total $
Balance as of January 1, 2015	165,605	409,433	33,529	29,874	638,441

Additions	4,149	7,342	16,558	9,053	37,102
Change in estimate of decomissioning liability	(2,040)	—	—	—	(2,040)
Borrowing costs	—	—	491	—	491
Disposals	(294)	—	—	—	(294)
Foreign exchange revaluation	—	—	—	(16)	(16)
Transfers	25,146	1,559	(26,705)	—	—

Balance as of December 31, 2015	192,566	418,334	23,873	38,911	673,684

Additions	4,130	6,490	8,649	6,600	25,869
Disposals	(325)	—	—	—	(325)
Foreign exchange revaluation	—	—	—	(158)	(158)
Transfers	6,316	379	(6,316)	(379)	—

Balance as of December 31, 2016	202,687	425,203	26,206	44,974	699,070

				Exploration and
	Plant and	Mining	Assets under	evaluation
Accumulated depreciation	equipment	properties	construction	expenditure	Total $
Balance as of January 1, 2015	92,828	215,294	—	—	308,122

Depletion, depreciation and amortization	13,837	31,128	—	—	44,965
Impairment charge (Note 8)	—	5,959	—	13,041	19,000
Disposals	(229)	—	—	—	(229)

Balance as of December 31, 2015	106,436	252,381	—	13,041	371,858

Depletion, depreciation and amortization	15,818	29,616	—	—	45,434
Disposals	(50)	—	—	—	(50)

Balance as of December 31, 2016	122,204	281,997	—	13,041	417,242

Net Book Value – December 31, 2016	80,483	143,206	26,206	31,933	281,828

Net Book Value – December 31, 2015	86,130	165,953	23,873	25,870	301,826

Net Book Value – December 31, 2014	72,777	194,139	33,529	29,874	330,319

For the year ended December 31, 2016, depletion and depreciation expense of $45,711 (2015: $46,840) has been charged to depletion, depreciation and amortization and $1,159 (2015: $1,318) has been capitalized to inventory.

During the year ended December 31, 2016, the Company has capitalized borrowing costs amounting to $491 (2015 – $127) on qualifying assets. Borrowing costs were capitalized at the weighted average rate of 5.25%.

21  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

8	Impairment of mining interests

As at December 31, 2015, impairment indicators were specifically identified for the Cusi Mine as a result of declining metal prices and the current capital expenditure program related to the development of the property and mine exploration costs not yet resulting in the addition of recoverable silver ounces to the property. In accordance with the Company’s accounting policy, the Company performed an impairment assessment for the Cusi Mine cash generating unit (“CGU”) as at December 31, 2015. The recoverable amount of the Cusi Mine was determined based on the after-tax discounted cash flows expected to be derived from the property’s fair-market value less estimated costs to sell (“FVLCS”). As a result of impairment tests performed as at December 31, 2015, the Company recorded an impairment loss of $19,000 which was allocated entirely against capitalized exploration and evaluation expenditures on the Cusi Mine. Management’s estimate of the FVLCS is classified as Level 3 under the fair value hierarchy. As at December 31, 2016, management assessed its mining property assets and exploration and evaluation expenditures for impairment indicators and determined that no impairment was required.

9	Accounts payable and accrued liabilities

	December 31,	December 31,
	2016	2015
	$	$
Trade payables	18,428	14,619
Other payables and accrued liabilities	11,400	11,546

	29,828	26,165

All accounts payable and accrued liabilities are expected to be settled within 12 months.

10	Current and deferred income tax liability

(a)	Income and resource taxes

	2016	2015
	$	$
Current Tax Expense

Current income tax	9,629	6,841

	9,629	6,841

Deferred Tax Recovery

Deferred Tax Recovery	(3,872)	(9,664)

	(3,872)	(9,664)

Total tax expense (recovery)	5,757	(2,823)

22  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

10	Current and deferred income tax liability (Continued)

(b)	Tax rate reconciliation

A reconciliation between income tax expense and the product of loss before income taxes multiplied by the combined Canadian federal and provincial income tax rate for the period ended December 31 is as follows:

	2016	2015
	$	$
Income (loss) before income taxes	(6,964)	(38,136)

Expected Tax Rate @ 26.00% (2015 – 26.00%)	(1,780)	(10,283)
Effect of tax rate differences	2,365	(1,763)
Stock based compensation costs	195	310
Other Non-deductible expenses	(8,531)	829
Unrealized foreign exchange income	42	(271)
Inflation Adjustment for Mexico tax purposes	(214)	(312)
Expired losses	—	354
Change in benefit of other temporary differences not recognized	8,273	6,627
Foreign exchange and other	2,506	(629)
Mining royalties	2,901	2,315

	5,757	(2,823)

(c)	Deferred tax asset and liability

Deferred tax assets have not been recognized in respect of the following temporary differences:

	2016	2015
	$	$
Non-capital losses	25,777	32,732
Property, plant and equipment	38	19
Mineral properties	9,889	12,358
Other	(87)	192

	35,617	45,301

The significant components and movements of the Company’s net deferred tax assets and liabilities are as follows:

	Balance		Balance		Balance
	January 1,	Change in	December 31,	Change in	December 31,
	2015	2015	2015	2016	2016
	$	$	$	$	$
Mining assets	—	—	—	—	—
Inventory	424	(34)	390	66	456
Other items	(41)	(323)	(364)	243	(121)
Provisions	934	(262)	672	257	929
Decommissioning liabilities	4,034	(320)	3,714	380	4,094
Non-capital losses	12,011	(2,101)	9,910	(3,235)	6,675
Property, Plant, and equipment	(5,462)	879	(4,583)	648	(3,935)
Mining assets	(67,581)	13,655	(53,926)	3,626	(50,300)
Inventory	(2,229)	(1,058)	(3,287)	348	(2,939)
Other items	237	1,595	1,832	(791)	1,041
Deferred revenue	—	—	—	1,471	1,471
Provisions	1,936	(3,434)	(1,498)	(32)	(1,530)
Mining royalties	1,090	(87)	1,003	(125)	878

	(54,647)	8,510	(46,137)	2,856	(43,281)

23  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

10	Current and deferred income tax liability (continued)

(d)	Tax losses

In Canada, the Company has aggregate tax losses not recognized of $26,051 (December 31, 2015 – $21,581) expiring in periods from 2025 to 2036. Deferred tax assets have not been recognized in respect of these losses because it is not probable that future taxable profit will be available against which the company can utilise the benefits there from.

Also, the Company has $8,578 of capital losses that are without expiry as at December 31, 2016 (December 31, 2015 – $8,578).

(e)	Unrecognized deferred tax liabilities

As at December 31, 2016, the Company has taxable temporary difference of $13,477 (2015 – $16,069) relating to investments in subsidiaries that has not been recognized because the Company controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future.

11	Loans payable

	December 31,	December 31,
	2016	2015
	$	$
Current

Acquisition loan with Banco de Credito del Peru (a)	5,784	1,257
Operating loan with Banco de Credito del Peru (b)	6,211	3,659
Note payable to Scotiabank in Peru (c)	14,750	11,000
Other credit facilities (d)	1,179	—
Loan with FIFOMI (e)	1,454	1,600

	29,378	17,516

Non-current

Acquisition loan with Banco de Credito del Peru (a)	40,036	45,762
Operating loan with Banco de Credito del Peru (b)	6,238	7,428
Loan with FIFOMI (e)	3,030	5,380

	49,304	58,570

Total loans payable	78,682	76,086

24  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

11	Loans payable (continued)

(a)	Corona Acquisition Loan with Banco de Credito del Peru S.A. (“BCP”)

On May 24, 2011, the Company’s wholly owned subsidiary Dia Bras Peru entered into a loan agreement with BCP amounting to $150,000. After deducting financing costs of $3,750, the net proceeds were $146,250. The proceeds from this loan were used to fund a portion of the purchase consideration for the acquisition of the Company’s 81.84% interest in Corona in Peru. The loan was repayable over 5 years ending on May 24, 2016 and carried interest at a rate of LIBOR plus 4.5% per annum, payable quarterly in arrears.

On August 7, 2015, Dia Bras Peru signed an amended agreement with BCP for the then outstanding debt balance of $48,000. The most significant amendments to the agreement were:

•	The remaining $48M due on the facility was split into 2 tranches

•	Tranche 1, in the amount of $24M has quarterly principal repayments of $1.5M beginning in November 2016 and ending in August 2020

•	Tranche 2, in the amount of $24M has no quarterly principal repayments and to be repaid in full in August 2020

•	One year principal repayment grace period

•	Reduced Interest rate equal to 3.65% plus 3M LIBOR vs previous rate of 4.15% plus 3M LIBOR

•	Term of the Facility extended for 5 Years

These amendments did not trigger the de-recognition rules under IAS 39 – Financial Instruments.

Principal repayments totalling $1,500 have been made for the year ended December 31, 2016 (2015 – $6,858).

The loan is recorded at amortized cost and is being accreted to face value over 5 years using an effective interest rate of 4.71%. An amortization expense related to the transaction costs for $300 has been recorded for the year ended December 31, 2016 (2015 – $372). Interest payments totalling $2,084 have been made for the year ended December 31, 2016 (2015 – $2,140).

The loan with BCP is secured by a pledge over Dia Bras Peru’s interest in Corona voting shares and is guaranteed by the Company. The Company is in compliance with all financial covenants as at December 31, 2016.

(b)	Corona Operating Loan with BCP

On October 17, 2013, the Company’s subsidiary Corona, in which the Company has an interest of 81.84%, entered into a credit facility with the BCP for up to $60,000. The credit facility is for a 5 year term and the funds can be drawn within the first 3 years in tranches of up to $40,000 during the first year, up to $30,000 during the second year and up to $20,000 during the third year. The loan bears interest of LIBOR plus 4.5% and the loan principal and interest are payable in quarterly installments over the term of the loan with the first payment due 15 months after the closing of the credit facility. The loan is guaranteed by the collection rights and future cash flows generated from the sale of ore concentrates and other products. The loan contains certain financial covenants, events of default and other provisions which are customary for a transaction of this nature. These covenants include maintaining an equity balance at the Corona level higher than $30 million, maintaining a Debt Service Coverage ratio higher than 1.1x, and maintaining a Net Financial Debt/EBITDA ratio lower than 2.0x.

25  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

11	Loans payable (continued)

The Company is in compliance with all financial covenants as at December 31, 2016.

On June 29, 2016, $5,000 was drawn from this facility bearing an interest rate of three months LIBOR plus 4.5%.

Principal repayments totalling $3.750 have been made for the year ended December 31, 2016 (2015 – $3,750). Interest payments totalling $716 have been made for the year ended December 31, 2016 (2015 – $656).

(c)	Corona Notes payable with Scotiabank Peru

In order to fund its short term working capital needs, Corona repaid and drew down the following notes payable:

•	A revolving credit facility from Scotiabank Peru for $11,000 bearing an annual interest rate of 1.99% matured and was repaid in full on May 6, 2016.

•

On May 6, 2016 a new $15,000 revolving credit facility with Scotiabank was obtained. $11,000 was drawn to repay the $11,000 that was outstanding on the previous facility. The new credit facility bears an interest rate of three month LIBOR plus 2.00%.

•	On February 8, 2016, $3,750 was drawn from this facility which bears an interest rate of LIBOR plus 1.9%.

(d)	Other credit facilities

•

Pre-Export Finance Facility (“the Pre-Export Finance Facility”): On March 2, 2016, Dia Bras Mexicana (“DBM”) entered into a $4,000 Pre-Export Finance Facility with METAGRI S.A de C.V (“METAGRI”), to whom DBM sells all of its lead concentrate. The $4,000 facility was drawn down on March 2, 2016 and bears interest of 5.0% plus 1 year LIBOR.

Repayment will take place against deliveries of lead concentrate for the period of April 2016 up to and including June 2017. METAGRI will deduct seven hundred dollars per dry metric ton of material from the purchase price payable to DBM in the provisional payment for each dry metric ton of the material delivered to METAGRI under the sales contract, subject to a minimum monthly deduction of two hundred and seventy thousand dollars (“the minimum monthly deduction”) plus the accrued interest. If DBM fails to deliver the material during any month from April 2016 until and including June 2017, and/or the value of the material during any month is lower than the minimum monthly deduction plus the accrued interest, DBM will repay METAGRI the short-fall within two business days after METAGRI’s written notice.

The deductions will be made until such time as the Pre-Export Finance Facility has been fully amortized and the interest had been fully serviced. DBM has agreed that METAGRI can set-off any final payment deferred under the sales contract against any outstanding Pre-Export Finance Facility or interest to ensure full amortization of the principal and service the interest.

During the year ended December 31, 2016, DBM has made repayments totaling $2,822 (2015 – $2,256).

26  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

11	Loans payable (continued)

(e)	FIFOMI loan

•

During January 2015, the Company’s Mexican Subsidiary, Dia Bras Mexicana S.A. de C.V, received a loan of MXP$120 million from Nacional Financiera, Sociedad Fiduciaria del Fideicomiso de Fomento Minero (“FIFOMI”) to be used for working capital purposes and capital expenditures, specifically the expansion of the Piedras Verdes Plant.

On February 2, 2015, DBM drew MXP$120 million (US$7,995). After deducting transaction costs of US$124, net proceeds were US$7,871.

Monthly principal repayments will take place over four years beginning in January 2016 at an interest rate of TIIE + 3%. Interest payments began in February 2015 and during the year ended December 31, 2016, DBM has made interest payments of $357 (MXP$6,659) (2015 – $324). Principal payments of $1,473 (MXP$27,500) (2015 – $Nil) have been made during the year ended December 31, 2016.

12	Deferred revenue

During December 2016 the Company received a payment of $4,904 for copper concentrate stockpiled at the Piedras Verdes Plant which was awaiting a new filter in order to further process and dry the concentrate. The Company entered into an agreement with their customer, Trafigura Mexico S.A. de C.V. (“Trafigura”) who agreed to pay for the concentrate in advance with certain stipulations. The Company must pay interest to Trafigura on the advance payment at the LIBOR 3-month rate plus 3% from the date the advance payment was made to the date when the first provisional payment for the product is otherwise due. The 4,100 DMT of copper concentrate stockpiled must be delivered according to the following schedule: 705 DMT during January 2017, 1,200 DMT during February 2017, 1,200 DMT during March 2017 and 950 DMT during April 2017. Since the copper concentrate inventory has not been shipped to Trafigura during 2016, and the advance payment was received during 2016, as per the terms of the agreement and holding certificate granted, the payment was recorded as deferred revenue and will be drawn down monthly once the concentrate is shipped to Trafigura during 2017. Interest has been accrued according with the terms of the agreement and has been recorded in accrued liabilities.

27  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

13	Decommissioning liability

	December 31, 2016 $	December 31, 2015 $
Balance, beginning of period	13,977	14,825

Liabilities settled during the period	(468)	(434)
Interest cost	343	1,694
Revisions and new estimated cash flows	—	(2,108)

Balance, end of period	13,852	13,977

Less: current portion	(1,910)	(1,879)

Long-term decommissioning liability	11,942	12,098

The Company’s decommissioning liability represents the present value of estimated costs for required future decommissioning and other site restoration activities. The majority of the decommissioning and site restoration expenditures occur at the end of each operation’s life. During 2016 and 2015, the decommissioning liability was calculated based on the following key assumptions:

	2016		2015
	Mexico	Peru	Mexico	Peru
Estimated undiscounted cash flows ($)	1,021	16,206	1,124	15,848
Discount rate (%)	6.0	4.5	5.0	6.0
Settlement period (years)	6	5-10	7	4-6

14	Other liabilities

	December 31, 2016 $	December 31, 2015 $
Current
Profit-sharing and other employee related obligations (a)	4,509	2,828

Non-current
Other employee related obligations	1,149	1,318

(a)	Profit sharing and other employee related obligations

As at December 31, 2016, there is a provision amounting to $2,356 for employee profit sharing in Peru and $2,153 for wages, salaries and other employee benefits outstanding (December 31, 2015 – $1,580 and $1,248, respectively).

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

15	Share capital and share-based payments

(a)	Authorized capital

The Company has an unlimited amount of authorized common shares with no par value.

(b)	Stock options

The changes in stock options outstanding during the years ended December 31, 2016 and December 31, 2015 was as follows:

	December 31, 2016		December 31, 2015
	Number of options	Weighted average exercise price C$	Number of options	Weighted average exercise price C$
Outstanding, beginning of period	7,116	3.40	110,202	2.42
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	(7,116)	3.40	(103,086)	2.36

Outstanding, end of period	—	—	7,116	3.40

Exercisable, end of period	—	—	7,116	3.40

The following table summarizes information relating to stock options outstanding and exercisable as at December 31, 2016:

	December 31, 2016		December 31, 2015
	Options outstanding		Options exercisable
Exercise prices (C$)	Options outstanding	Weighted average remaining contractual life years	Options exercisable	Weighted average remaining contractual life years

2.31 – 3.40	—	—	7,116	0.9

29  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

15	Share capital and share-based payments (continued)

(c)	Restricted share units (“RSUs”)

The changes in RSU’s issued during the years ended December 31, 2016 and 2015 was as follows:

	December 31, 2016	December 31, 2015
Outstanding, beginning of period	874,788	1,693,373
Granted	1,278,753	1,234,682
Exercised	(327,053)	(1,731,195)
Forfeited	(54,611)	(322,072)

Outstanding, end of period	1,771,877	874,788

On June 29, 2012, the Company’s shareholders approved the RSU plan, whereby RSUs may be granted to directors, officers, consultants or employees at the discretion of the Board of Directors. The RSU plan provides for the issuance of common shares from treasury upon the exercise of vested RSUs at no additional consideration. The current maximum number of common shares authorized for issue under the RSU plan is 8,000,000. The RSUs have vesting conditions determined by the Board of Directors.

During the year ended December 31, 2016, the Company granted one tranche of RSU’s totalling 1,278,753 which had a fair value of C$1.02 based on the closing share price at grant date. RSUs exercised during the year ended December 31, 2016 had a weighted average fair value of C$1.51 and the RSUs expired had a weighted average fair value of C$1.52 (2015 – C$1.36 and C$1.69, respectively). As at December 31, 2016, the weighted average fair value of the RSUs outstanding is C$1.16 (2015 – C$1.52).

The total RSU expense recognized during the year ended December 31, 2016 was $819 with a corresponding credit to other reserves (2015 – $1,317).

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

16	Non-controlling interest

Set out below is the summarized financial information of our subsidiary Corona which has a material non-controlling interest (note 2(b)). The information below is before intercompany eliminations and after fair value adjustments on acquisition of the entity.

Summarized balance sheet
	December 31, 2016 $	December 31, 2015 $
Current
Assets	62,731	43,047
Liabilities	(42,147)	(30,930)

Total current net assets	20,584	12,117

Non-current
Assets	180,196	200,324
Liabilities	(58,801)	(62,781)

Total non-current net assets	121,395	137,543

Net assets	141,979	149,660

Summarized income statement
	For the year ended December 31,
	2016 $	2015 $
Revenue	97,290	80,113
Income (loss) before income tax	1,400	(12,077)
Income tax recovery (expense)	(3,913)	1,003

Total income (loss)	(2,513)	(11,074)

Total income (loss) attributable to non-controlling interests	(456)	(2,011)

Dividends paid to non-controlling interests	495	888

Summarized cash flows
	For the year ended December 31,
	2016 $	2015 $
Cash flows from operating activities
Cash generated from operating activities	34,902	24,078
Net changes in non cash working capital items	(5,885)	2,423
Decomissioning liabilities settled	(331)	(423)
Income taxes paid	(3,562)	(11,151)

Net cash generated from operating activities	25,124	14,927

Net cash used in investing activities	(11,587)	(12,119)

Net cash from (used in) financing activities	1,516	(9,299)

Effect of foreign exchange rate changes on cash and cash	4	(363)

Increase in cash and cash equivalents	15,057	(6,854)

Cash and cash equivalents, beginning of year	21,820	28,674

Cash and cash equivalents, end of year	36,877	21,820

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

17	Expenses by nature

Mining costs include mine production costs, milling and transport costs, royalty expenses, site administration costs but not the primary mine development costs which are capitalized and depreciated over the specific useful life or reserves related to that development and ore included in depreciation and amortization. The mining costs for the year ended December 31, 2016 and 2015 relate to the Yauricocha, Bolivar and Cusi Mines.

(a)	Mining costs

	2016 $	2015 $
Employee compensation and benefits	17,857	14,966
Third party and contractors costs	36,473	31,797
Depreciation	44,568	46,733
Consumables	25,999	23,978
Other	1,503	9,247

	126,400	126,721

(b)	General and administrative expenses

	2016 $	2015 $
Salaries and benefits	6,851	6,861
Consulting and professional fees	3,043	2,436
Other	368	139
Office expenses	1,384	1,014
Marketing and communication expenses	478	852
Share-based compensation expense	807	807
Listing and filing fees	199	233
Director expenses	1,446	1,190
Travelling expense	293	371

	14,869	13,903

18	Other income (expenses)

	2016 $	2015 $
Gain on sale of supplies and fixed assets	59	210
Interest income	89	67
Reversal of legal accrual	704	—
Miscellaneous income (expenses)	722	326

	1,574	603

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

19	Interest expense and other finance costs

	2016 $	2015 $
Interest expense on BCP loan	2,084	2,140
Interest expense on other liabilities	920	409
Amortization of loan transaction costs	329	533
Interest cost on decommissioning liability	343	1,694

	3,676	4,776

20	Segment reporting

The Company primarily manages its business on the basis of the geographical location of its operating mines. The Company’s operating segments are based on the reports reviewed by the senior management group that are used to make strategic decisions. The Chief Executive Officer considers the business from a geographic perspective considering the performance of the Company’s business units. The corporate division only earns income that is considered to be incidental to the activities of the Company and thus it does not meet the definition of an operating segment; as such it has been included within “other reconciling items.”

The reporting segments identified are the following:

•	Peru – Yauricocha Mine

•	Mexico – Bolivar and Cusi Mines

The following is a summary of the reported amounts of net income (loss) and the carrying amounts of assets and liabilities by operating segment:

33  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

20	Segment reporting (continued)

	Peru	Mexico	Mexico	Canada
	Yauricocha Mine	Bolivar Mine	Cusi Mine	Corporate	Total
Year ended December 31, 2016	$	$		$	$
Revenue	97,290	33,267	12,623	—	143,180

Production cost of sales	(53,705)	(23,064)	(5,063)	—	(81,832)
Depletion of mineral property	(24,384)	(3,426)	(752)	—	(28,562)
Depreciation and amortization of property, plant and equipment	(7,812)	(6,719)	(1,475)	—	(16,006)

Cost of sales	(85,901)	(33,209)	(7,290)	—	(126,400)

Gross profit from mining operations	11,389	58	5,333	—	16,780

Income (loss) from operations	1,149	(7,125)	3,757	(3,938)	(6,157)
Interest expense and other finance costs	(3,093)	(335)	(583)	335	(3,676)
Other income	919	540	119	(4)	1,574
Foreign currency exchange gain (loss)	(312)	1,578	346	(317)	1,295

Income (loss) before income tax	(1,337)	(5,342)	3,639	(3,924)	(6,964)

Income tax (expense) recovery	(3,913)	(1,511)	(333)	—	(5,757)

Net income (loss) from operations	(5,250)	(6,853)	3,306	(3,924)	(12,721)

December 31, 2016	Peru	Mexico		Canada
Total assets	238,181		117,402	9,229	364,812
Non-current assets	180,260		97,329	8,341	285,930
Total liabilities	142,981		33,170	2,699	178,850

34  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

20	Segment reporting (continued)

	Peru	Mexico	Mexico	Canada
	Yauricocha Mine	Bolivar Mine	Cusi Mine	Corporate	Total
Year ended December 31, 2015	$	$		$	$
Revenue	80,113	41,839	12,100	—	134,052

Production cost of sales	(45,940)	(27,238)	(6,810)	—	(79,988)
Depletion of mineral property	(27,561)	(4,317)	(589)	—	(32,467)
Depreciation and amortization of property, plant and equipment	(6,793)	(5,978)	(1,495)	—	(14,266)

Cost of sales	(80,294)	(37,533)	(8,894)	—	(126,721)

Gross profit (loss) from mining operations	(181)	4,306	3,206	—	7,331

Income (loss) from operations	(9,795)	(6,711)	(15,794)	(3,176)	(35,476)
Interest expense and other finance costs	(4,294)	(386)	(96)	—	(4,776)
Other income	7	474	118	4	603
Foreign currency exchange gain (loss)	(836)	85	21	2,243	1,513

Income (loss) before income tax	(14,918)	(6,538)	(15,751)	(929)	(38,136)

Income tax (expense) recovery	(1,003)	3,252	574	—	2,823

Net income (loss) from operations	(15,921)	(3,286)	(15,177)	(929)	(35,313)

December 31, 2015
Total assets	244,093	116,250		8,182	368,525
Non-current assets(1)	200,609	95,272		6,845	302,726
Total liabilities	144,403	25,294		1,254	170,951

For the year ended December 31, 2016, 68% of the revenues ($97,290) were from two customers based in Peru and the remaining 32% of the revenues ($45,890) were from two customers based in Mexico. In Peru, the two customers accounted for 65% and 35% of the revenues. In Mexico, the two customers accounted for 73% and 27% of the revenues.

For the year ended December 31, 2015, 60% of the revenues ($80,113) were from two customers based in Peru and the remaining 40% of the revenues ($53,939) were from two customers based in Mexico. In Peru, the two customers accounted for 66% and 34% of the revenues. In Mexico, the two customers accounted for 78% and 22% of the revenues.

As at December 31, 2016, the trade receivable balance of $12,840 includes amounts outstanding of $1,126 and $11,674 from two customers in Mexico and two customers in Peru, respectively.

35  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

21	Financial instruments and financial risk management

The Company’s financial instruments include cash and cash equivalents, trade receivables, financial assets, accounts payable and loans payable.

(a)	Financial assets and liabilities by category

	Loans and		Available	Other financial
	receivables	FVTPL	for sale	liabilities	Total
At December 31, 2016	$	$	$	$	$
Financial assets
Cash and cash equivalents	42,145	—	—	—	42,145
Trade receivables (1)	12,840	—	—	—	12,840

Total Financial assets	54,985	—	—	—	54,985

Financial liabilities
Accounts payable	—	—	—	18,428	18,428
Loans payable	—	—	—	78,682	78,682

Total Financial liabilities	—	—	—	97,110	97,110

	Loans and		Available	Other financial
	receivables	FVTPL	for sale	liabilities	Total
At December 31, 2015	$	$	$	$	$
Financial assets
Cash and cash equivalents	25,102	—	—	—	25,102
Trade receivables (1)	8,562	—	—	—	8,562

Total Financial assets	33,664	—	—	—	33,664

Financial liabilities
Accounts payable	—	—	—	14,619	14,619
Loans payable	—	—	—	76,086	76,086

Total Financial liabilities	—	—	—	90,705	90,705

(1)	Trade receivables exclude sales and income tax receivables.

(b)	Fair value of financial instruments

As at December 31, 2016 and 2015, the fair value of the financial instruments approximates their carrying value.

(c)	Fair value hierarchy

Financial instruments carried at fair value are categorized based on a three level valuation hierarchy that reflects the significance of inputs used in making the fair value measurements as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets and liabilities

Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)

36  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

21	Financial instruments and financial risk management (continued)

The Company’s metal concentrate sales are subject to provisional pricing with the selling prices adjusted at the end of the quotational period. The Company’s trade receivables are marked-to-market at each reporting period based on quoted forward prices for which there exists an active commodity market.

Level 3 – inputs for the asset or liability that are not based on observable market data.

At December 31, 2016 and 2015, the levels in the fair value hierarchy into which the Company’s financial assets and liabilities are measured and recognized on the Consolidated Statement of Financial Position are categorized as follows:

	December 31, 2016				December 31, 2015
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Recurring measurements	$	$	$	$	$	$	$	$
Trade receivables (1)	—	12,840	—	12,840	—	8,562	—	8,562
Property, Plant and Equipment(2)	—	—	—	—	—	—	42,000	42,000

	—	12,840	—	12,840	—	8,562	42,000	50,562

(1)	Trade receivables exclude sales and income tax receivables.
(2)	2015 PP&E amount valued at fair value less cost to sell, while 2016 amount of the Cusi Mine is valued at net book value.

There were no transfers between level 1 and level 2 during the years ended December 31, 2016 and 2015.

(d)	Financial risk management

The Company is exposed to financial risks, including credit risk, liquidity risk, currency risk, interest rate risk and price risk. The aim of the Company’s overall risk management strategy is to reduce the potential adverse effect that these risks may have on the Company’s financial position and results. The Company’s Board of Directors has overall responsibility and oversight of management’s risk management practices. Risk management is carried out under policies approved by the Board of Directors. The Company may from time to time, use foreign exchange contracts and commodity price future and forward contracts to manage its exposure to fluctuations in foreign currency and metals prices. The Company does not ordinarily enter into hedging arrangements to cover long term commodity price risk unless it has the obligation to so under a credit facility, which would be approved of the Board of Directors.

37  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

21	Financial instruments and financial risk management (continued)

i)	Market Risk

(1)	Currency risk

Currency risk is the risk that the fair values or future cash flows of the Company’s financial instruments will fluctuate because of changes in foreign exchange rates. The Company and its subsidiaries’ financial instruments are exposed to currency risk where those instruments are denominated in currencies that are not the same as their functional currency; exchange gains and losses in these situations impact net income or loss. The Company’s sales of silver, copper, lead and zinc are denominated in United States dollars and the Company’s costs are incurred in Canadian dollars, United States dollars, Mexican pesos and Peruvian Nuevo Soles. The United States dollar is the functional currency of the Peruvian and Mexican entities. The Canadian dollar is the functional currency of all other entities. The company also holds cash and cash equivalents, trade and other receivables and accounts payable that are subject to currency risk.

The following are the most significant areas of exposure to currency risk:

	December 31, 2016
			Peruvian
		Mexican	Nuevo
	CAN dollar	Peso	Soles	Total $
Cash and cash equivalents	244	67	1,857	2,168
Trade and other receivables	411	8,933	457	9,801

	655	9,000	2,314	11,969

Accounts payable and other liabilities	(1,086)	(24,234)	(12,539)	(37,859)

Total	(432)	(15,234)	(10,225)	(25,891)

	December 31, 2015
			Peruvian
		Mexican	Nuevo
	CAN dollar	Peso	Soles	Total $
Cash and cash equivalents	218	365	1,093	1,676
Trade and other receivables	154	12,794	351	13,299

	372	13,159	1,444	14,975

Accounts payable and other liabilities	(522)	(29,976)	(8,478)	(38,976)

Total	(151)	(16,817)	(7,034)	(24,001)

38  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

21	Financial instruments and financial risk management (continued)

The Company manages and monitors this risk with the objective of mitigating the potential adverse effect that fluctuations in currencies against the Canadian dollar and US dollar could have on the Company’s Consolidated Statement of Financial Position and Consolidated Statement of income (loss). As at December 31, 2016, the Company has not entered into any derivative contracts to mitigate this risk.

A 10% appreciation in the US dollar exchange rate against the Peruvian Nuevo Soles and the Mexican Peso based on the financial assets and liabilities held at December 31, 2016, with all the other variables held constant, would have resulted in an increase to the Company’s net loss of $2,500 (increase in loss in 2015 of $618).

A 10% appreciation in the Canadian dollar exchange rate against the US dollar based on the financial assets and liabilities held at December 31, 2016 and 2015, with all the other variables held constant, would have resulted in a negligible impact to the Company’s net income (loss).

(2)	Interest rate risk

Interest rate risk is the risk that the fair values or future cash flows of the Company will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its loans payable (note 11). The Company monitors its exposure to interest rates closely and has not entered into any derivative contracts to manage its risk. The weighted average interest rate paid by the Company during the year ended December 31, 2016 on its loans and notes payable in Peru was 4.47% (2015 – 4.28%). With all other variables unchanged a 1% increase in the interest rate would have increased the Company’s net loss by $635 (2015 – $598). The interest rate paid by the Company during the year ended December 31, 2016 on its loans payable in Mexico was 5.83% (2014 – 5.78%). With all other variables unchanged a 1% increase in the interest rate would have increased the Company’s net loss by $65 (2015 – $54).

(3)	Commodity price risk

Commodity price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest risk or currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer, or factors affecting all similar financial instruments in the market.

As at December 31, 2016 and 2015, the Company had certain amounts related to the sales of concentrates that have only been provisionally priced. Commodity price risk exists solely in Mexico as the Company fixes metal prices with the purchaser of its concentrates for specific sales for which concentrates have been delivered. The Company’s exposure to commodity price risk is as follows:

	2016	2015
Commodity	$	$
10% decrease in silver prices	(32)	(68)
10% decrease in copper prices	(213)	(1,679)
10% decrease in lead prices	(1)	(1)
10% decrease in gold prices	(84)	(198)

As at December 31, 2016 and 2015, the Company did not have any forward contracts outstanding.

39  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

21	Financial instruments and financial risk management (continued)

ii)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligation as they fall due. The Company has in place planning, budgeting and forecasting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its expansion and development plans. The Company tries to ensure that it has sufficient committed credit facilities to meet its short-term operating needs, note 11.

In the normal course of business, the Company enters into contracts that give rise to commitments for future minimum payments. The following table summarizes the remaining contractual maturities and undiscounted cash flows as at December 31, 2016 of the Company’s financial liabilities and operating and capital commitments:

	Within 1 year	1-2 years	2-5 years	After 5 years	Total
	$	$	$	$	$
Accounts payable and accrued liabilities	29,828	—	—	—	29,828
Loans payable(1)	28,633	14,280	34,500	—	77,413
Interest on loans payable	745	274	250	—	1,269
Other liabilities	4,509	1,149	—	—	5,658

Total Commitments	63,715	15,703	34,750	—	114,168

(1)	Current portion includes $14.8 million of notes payable from Scotiabank Peru which are a revolving credit facility

In the opinion of management, the working captial at December 31, 2016, together with future cash flows from operations and available loan facilities, is sufficient to support the Company’s commitments through 2017.

iii)	Credit risk

Credit risk is the risk that the counterparty to a financial instrument might fail to discharge its obligations under the terms of a financial contract. Credit risk is primarily associated with trade receivables; however, it also arises on cash and cash equivalents. The Company sells its concentrate to large international organizations. The Company is exposed to significant concentration of credit risk given that all of its revenues from Peru and Mexico were from two customers at each of the locations. At December 31, 2016 the Company has not recorded an allowance against trade receivables because it is confident that all of the balances will be collected in full when due and there have not been any issues collecting balances owed to the Company in the past.

The Company’s policy is to keep its cash and cash equivalents only with highly rated financial institutions and to only invest in government securities. The Company considers the risk of loss associated with cash and cash equivalents to be low. The counterparty to the financial asset is a large international financial institution with strong credit ratings and thus the credit risk is considered to be low.

40  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

21	Financial instruments and financial risk management (continued)

The Company’s maximum exposure to credit risk is as follows:

	December 31,	December 31,
	2016	2015
	$	$
Cash and cash equivalents	42,145	25,102
Trade receivables	12,840	8,562

	54,985	33,664

22	Capital management

The Company’s objectives of capital management are to safeguard its ability to support the Company’s normal operating requirements on an ongoing basis; continue the development and exploration of its mining properties and pursue strategic growth initiatives, while minimizing the cost of such capital; and to provide an adequate return to its shareholders.

The capital of the Company consists of items included in equity attributable to owners of the Company and debt, net of cash and cash equivalents as follows:

	December 31,	December 31,
	2016	2015
	$	$
Equity attributable to owners of the Company	160,268	170,929
Loans payable	78,682	76,086

	238,950	247,015
Less: Cash and cash equivalents	(42,145)	(25,102)

	196,805	221,913

In order to facilitate the management of capital requirements, annual budgets are prepared and updated as necessary based on various factors, many of which are beyond the Company’s control. In assessing liquidity, the Company takes into account its expected cash flows from operations, including capital asset expenditures, and its cash and cash equivalents. The Board of Directors reviews the annual and updated budgets.

The Company ensures that there are sufficient committed credit facilities to meet its short term requirements. At December 31, 2016, the Company expects its current capital resources to be sufficient to support its normal operating requirements on an ongoing basis and planned development and explorations programs. At December 31, 2016, the Company was in compliance with the external capital requirements.

41  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

23	Related party transactions

(a)	Related party transactions

During the year ended December 31, 2016, the Company recorded consulting fees of $200 (2015 – $250) to companies related by common directors or officers. At December 31, 2016, accounts payable and accrued liabilities include $Nil (2015 – $Nil) with these related parties. Related party transactions occurred in the normal course of business. As at December 31, 2016, the Company has accounts receivable outstanding from these related parties of $284 (2015 – $200).

(b)	Compensation of directors and key management personnel

The remuneration of the Company’s directors, officers and other key management personnel during the years ended December 31, 2016 and 2015 are as follows:

	2016	2015
	$	$
Salaries and other short term employment benefits	3,847	3,346
Share-based payments	897	1,404

Total compensation	4,744	4,750

24	Supplemental cash flow information

Changes in working capital

	2016	2015
	$	$
Trade and other receivables	(3,134)	14,383
Financial and other assets	209	32
Income tax receivable	1,050	(5,060)
Inventories	(4,874)	5,055
Accounts payable and accrued liabilities	4,164	(116)
Income taxes payable	(115)	758
Other liabilities	1,177	(4,635)

	(1,523)	10,417

42  |  Page

Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

25	Contingencies

The Company and its subsidiaries have been named as defendants in certain actions incurred in the normal course of business. In all cases the Company and its subsidiaries will continue to vigorously defend the actions and an accrual has been made in the consolidated financial statements for matters that are probable and can be reliably estimated.

The contingencies outstanding associated with our Mexican subsidiaries are as follows:

a)

In October 2009, Polo y Ron Minerals, S.A. de C.V. (“P&R”) sued the Company and one of its subsidiaries, Dia Bras Mexicana S.A. de C.V. P&R claimed damages for the cancelation of an option agreement (the “Option Agreement”) regarding the San Jose properties in Chihuahua, Mexico (the “San Jose Properties”). The Company believes that it has complied with all of its obligations pertaining to the Option Agreement. In October 2011, the 8th Civil Court of the Judicial District of Morelos in Chihuahua issued a resolution that absolved the Company from the claims brought against it by P&R on the basis that P&R did not provide evidence to support any of its claims. P&R appealed this resolution to the State Court, which overruled the previous resolution and ordered the Company to: (i) transfer to P&R 17 mining concessions from the Company’s Bolivar project, including the mining concessions where both mine operations and mineral reserves estimates are located; and (ii) pay $422,674 to P&R. In February 2013, a Federal Court in the State of Chihuahua granted the Company a temporary suspension of the adverse resolution issued by the State Court of Chihuahua, Mexico. On February 12, 2016 The Second Federal Collegiate Court of Civil and Labor Matters, of the Seventeenth circuit in the State of Chihuahua, (“the Federal Court”) issued a new judgment ruling that the State Court lacked jurisdiction to rule on issues concerning mining titles, and that no previous rulings by the State Court against the Company shall stand. They ordered the cancellation of the previous adverse resolution by the state Court. The Company will continue to vigorously defend this claim. Sierra Metals continues to believe that the original claim is without merit.

b)

In 2009, a personal action was filed in Mexico against DBM by an individual, Ambrosio Bencomo Muñoz as administrator of the intestate succession of Ambrosio Bencomo Casavantes y Jesus Jose Bencomo Muñoz, claiming the annulment and revocation of the purchase agreement of two mining concessions, Bolívar III and IV between Minera Senda de Plata S.A. de C.V. and Ambrosio Bencomo Casavantes, and with this, the nullity of purchase agreement between DBM and Minera Senda de Plata S.A. de C.V. In June 2011, the Sixth Civil Court of Chihuahua, Mexico, ruled that the claim was unfounded and dismissed the case, the plaintiff appealed to the State Court. The process is in the appealing court. The Company will continue to vigorously defend this action and is confident that the claim is of no merit.

26	Subsequent Events

Sierra Metals Inc. shareholders have voted at a special meeting of shareholders on February 16, 2017, to spin-out (the “Spin-out”) to existing shareholders its 100% owned Las Lomas Project, into a new public entity called Cautivo Mining Inc. (“Cautivo”) by approving a reduction in the capital of the common shares of Sierra Metals for the capital assigned to Cautivo Mining. The final voting results were 99.94% voting in favour of the capital reduction. On the completion of the Spin-out, Cautivo who are the developer of the properties’ main asset will be its indirect interest in the Las Lomas Project (the “Las Lomas Project”). An estimate of the financial effect of the Spin-out cannot be made at this time.

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Sierra Metals Inc.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(In thousands of United States dollars, unless otherwise stated)

26	Subsequent Events (continued)

On March 29, 2017 the Company announced that Mark Brennan has tendered his resignation as President, Chief Executive Officer. Mr. Brennan will continue in his current role for a period of 30 days to facilitate the implementation of an orderly succession plan.

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